Exhibit 99.1

TESORO TO BOOST REFINING AND MARKETING INTEGRATION WITH NEARLY 25 PERCENT INCREASE IN RETAIL STATIONS

SAN ANTONIO, TX - September 8, 2011 - Tesoro Corporation (NYSE: TSO) today announced that it will add approximately 290 retail stations to its existing portfolio of nearly 1,200 stations through separate purchase and lease agreements with SUPERVALU, Inc. (NYSE: SVU) and Thrifty Oil Co., respectively.

“The combined purchase and lease of these stations strengthens our refining and marketing integration by about 12%, adds profitable and secure outlets for our refined products and improves our company's overall portfolio of retail assets,” said Greg Goff, president and CEO, Tesoro.

Tesoro will purchase from SUPERVALU, Inc. 51 Albertson's Fuel Express stations for $34 million, and plans to invest an incremental $5 million in branding capital. These stations are located in Washington, Oregon, California, Nevada, Idaho, Utah and Wyoming with total fuel sales of more than 5,000 barrels per day. Tesoro expects to complete the transaction near the end of 2011.

Separately, Tesoro will lease from Thrifty Oil Co. 241 retail stations located primarily in southern California for an initial term of 10 years, and will invest $28 million in branding capital. These stations have total fuel sales of 25,000 - 30,000 barrels per day. Tesoro will take possession of the stations in a phased process, with approximately 190 stations online in 2012 and the balance of approximately 50 stations in 2014.

The majority of both the purchased and leased stations will be marketed under Tesoro's existing brands.

About Tesoro
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products.  Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day.  Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which approximately 375 are company operated under the Tesoro®, Shell® and USA GasolineTM brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the timing of certain transactions, anticipated quantity of retail stations and estimated future capital spend. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

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